Exhibit 99.1

Doral Financial Corporation Reports Financial Results for the

Quarter Ended June 30, 2013

SAN JUAN, Puerto Rico – August 15, 2013 – Doral Financial Corporation (NYSE:DRL) (“Doral”, “Doral Financial” or the “Company”), the financial services holding company of Doral Bank, with operations in Puerto Rico and the U.S. mainland, today reported that it incurred a net loss for the three months ended June 30, 2013. The loss, however, does not reflect the long term potential of Doral and management’s success in recapitalizing Doral, segregating and addressing its portfolio of problem loans, the positioning of Doral as a leading community bank for Puerto Rico, or Doral’s expansion into the U.S. mainland. Consistent with this, Doral Bank for the quarter achieved growth in important indicators such as retail deposits and new loans, including residential mortgages, over the prior quarter.

For the second quarter ended June 30, 2013, Doral Financial recorded net loss of $10.4 million. For the first quarter ended March 31, 2013 and the year ago quarter ended June 30, 2012, Doral had net losses of $12.4 million and $1.6 million respectively. Doral Financial’s net loss attributable to common shareholders for the three months ended June 30, 2013 was $12.8 million. For the first quarter of 2013, the net loss attributable to common shareholders was $14.8 million and for the second quarter of 2012 the net loss attributable to common shareholders was $4.0 million.

Glen Wakeman, CEO of Doral Financial Corporation, stated, “We, like a number of other banks in Puerto Rico, have been confronted by legacy issues exacerbated by years of difficult economic conditions that have hampered the Commonwealth. At Doral, we are successfully addressing and eliminating these issues. Doral is now positioned with a more appropriate matching of our assets and liabilities. Our capital ratios are in excess of regulatory requirements. We have reorganized Doral Bank into two units- Doral Growth, which is a profitable mortgage and commercial bank, and Doral Recovery, which is a special servicing group that holds Doral’s non-performing loans with the objective of maximizing their value. This structure is designed to enable the organization to allocate its focus and resources to best serve each unit.

Doral’s expansion to the U.S. mainland continues to experience steady growth as a commercial lender and with a retail banking operation with branches in Florida and New York. Meanwhile, our focus in the Puerto Rico market is being a leading community bank, led by a high-touch successful mortgage franchise.

To this end, we have structured our organization to meet the needs of our customers while continuing to create community directed programs including those related to keeping people from losing their homes and fostering women entrepreneurship to help stimulate a stronger economic Puerto Rico for the long term,” Wakeman said.

Second Quarter Highlights:

•	Grew retail deposits by $341.5 million.

•	Produced $630.7 million in new loans, including $206.1 million of residential mortgage loans in Puerto Rico, a decrease of 1.6% compared to the second quarter of 2012 volume of $209.4 million.

•	Increased net loans receivable $14.3 million, to $6.1 billion at June 30, 2013.

•	Preserved capital levels with ratios for Tier 1 Leverage of 8.98%, Tier 1 Risk-based Capital of 11.21% and Total Risk-based Capital of 12.51%.

•	Generated net interest income of $50.5 million and non-interest income of $16.8 million.

•	Provided $5.5 million for loan and lease losses, largely as a result of new valuations received on delinquent and defaulted residential and commercial loans.

The Company’s financial results for the second quarter of 2013 and Investor Presentation materials, which contain additional information regarding our second quarter 2013 performance, are being released at the same time as our filing of Doral’s Form 10-Q as of June 30, 2013 with the Securities and Exchange Commission.

Conference Call

Doral will be holding a conference call to discuss its financial results on Friday August 16th, 2013 at 10:00 a.m. EDT.

The call may be accessed through a dial-in telephone number at (800) 288-8968 or (612) 332-0345 for international callers.

A telephone replay of the conference call will be available through September 16, 2013 at (800) 475-6701 or (320) 365-3844 for international callers. The replay access code is 299763.

Financial Highlights

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The Company’s capital ratios exceed the standards established by the federal banking agencies, with ratios of Tier 1 Leverage of 8.98%, Tier 1 Risk-based Capital of 11.21%, and Total Risk-based Capital of 12.51%.

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Net loss attributable to common shareholders for the three months ended June 30, 2013 was $12.8 million compared to a net loss attributable to common shareholders of $14.8 million for the first quarter of 2013, and a net loss attributable to common shareholders of $4.0 million for the second quarter of 2012.

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The Company had total assets of $8.5 billion as of June 30, 2013, compared to $8.4 billion as of March 31, 2013, resulting in an increase of $152.2 million, or 1.8%, from the first quarter of 2013. This increase was mainly due to an increase in total loans of $104.2 million and an increase in cash and cash equivalents of $77.1 million, partially offset by a decrease in investment securities of $25.5 million and a decrease in other assets of $6.9 million.

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Total deposits were $5.0 billion as of June 30, 2013, an increase of $188.3 million, or 3.9%, from deposits of $4.8 billion as of March 31, 2013. The Company’s brokered deposits decreased $152.8 million, while retail deposits increased $341.5 million, during the second quarter of 2013.

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Loan production for the three months ended June 30, 2013 was $630.7 million, an increase of $11.0 million and $107.3 million, when compared to $619.7 million and $523.4 million for the three months ended March 31, 2013 and June 30, 2012, respectively. Commercial loan production in the U.S. totaled $423.4 million, or 67.1% of total loan production, for the second quarter of 2013. Residential mortgage loan production in Puerto Rico, most of which is sold, was $206.1 million for the second quarter of 2013, a decrease of $3.3 million compared to loan production of $209.4 million for the second quarter of 2012.

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Non-performing loans (“NPLs”), excluding FHA/VA loans guaranteed by the US government, as of June 30, 2013 were $713.4 million, reflecting a decrease of $61.2 million from the $774.5 million in NPLs as of March 31, 2013. The decrease in NPLs resulted largely from a $27.0 million decrease in non-performing residential mortgage loans and a $31.7 million decrease in non-performing commercial real estate loans.

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Loan and lease loss provision of $5.5 million for the quarter ended June 30, 2013 includes a $4.6 million reduction related to a cumulative correction of $6.2 million in overstated forebearance balances on modified loans as well as revised cumulative default estimates on modified loans, probability of default and loss given default estimates, new delinquencies, and new valuations received on defaulted commercial and residential mortgage loans, compared to a $18.7 million provision in the three months ended March 31, 2013 and a $5.2 million provision in the three months ended June 30, 2012.

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Net interest income for the three months ended June 30, 2013 was $50.5 million, a decrease of $10.2 million from the first quarter of 2013, and a decrease of $4.2 million when compared to the second quarter of 2012. This decrease includes a cumulative correction of $6.2 million, recorded in the second quarter of 2013, of capitalized interest income associated with loans modified between January 1, 2011 and June 30, 2013. Net interest margin was 2.70% and 3.31% for the three months ended June 30, 2013 and March 31, 2013, respectively.

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Non-interest income for the three months ended June 30, 2013 was $16.8 million, which reflects decreases of $7.7 million and $3.4 million when compared to non-interest income of $24.5 million and $20.1 million for the three months ended March 31, 2013 and June 30, 2012, respectively. The decrease in non-interest income when compared to the first quarter of 2013 was mainly driven by a $5.2 million decrease in the fair value of and hedging instruments related to our mortgage servicing assets combined with a $2.8 million decline in the fair value of an interest-only strip asset.

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Non-interest expense of $73.9 million for the three months ended June 30, 2013 reflects a decrease of $1.4 million and $3.4 million from the three months ended March 31, 2013 and June 30, 2012, respectively. The increase in expenses for the second quarter of 2013 when compared to the first quarter of 2013 was mainly driven by an increase of $2.0 million in taxes, other than payroll and income taxes, and an increase of $0.6 million in occupancy expenses, partially offset by a $0.8 million decrease in OREO expenses and a $0.8 million decrease in electronic data processing expenses.

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The Company realized an income tax benefit of $2.6 million for the three months ended June 30, 2013, compared to an income tax expense of $3.9 million for the three months ended March 31, 2013. This variance of $6.5 million is due mainly to a deferred tax expense resulting from the revaluation of the Company’s net deferred tax assets at Doral Financial Corporation and Doral Insurance Agency as a result of the new Puerto Rico tax legislation approved on June 30, 2013 and the partial release of the reserve for uncertain tax positions resulting from the Closing Agreement signed with the U.S. Internal Revenue Service on June 24, 2013.

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On August 12, 2013, the Company filed with the Securities and Exchange Commission (the “SEC”) a Form 12b-25 indicating that the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 was delayed due to the incorrect recoding of past due interest associated with certain loan modifications. Under the rules of the Securities Exchange Act of 1934, as amended, the Company was required to file its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013 by 5:30 pm Eastern on August 14, 2013. The Company did not timely file the Form 10-Q by the prescribed deadline, but has subsequently filed the Form 10-Q with the SEC.

FORWARD-LOOKING STATEMENTS

This earnings release contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, Doral Financial Corporation may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (“SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

These forward-looking statements may relate to the Company’s financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to, statements with respect to the adequacy of the allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, and the effect of legal or regulatory proceedings, tax legislation and tax rules, deferred tax assets and related reserves, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent Doral Financial’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

Doral Financial cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent Doral Financial’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond Doral Financial’s control. Risk factors and uncertainties that could cause the Company’s actual results to differ materially from those described in forward-looking statements can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 13, 2013 and is available on the Company’s website at www.doralfinancial.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

Institutional Background

Doral Financial Corporation is a bank holding company engaged in banking, mortgage banking and insurance agency activities through its wholly-owned subsidiaries Doral Bank (“Doral Bank”), with operations in the mainland U.S. (New York metropolitan area and northwest region of Florida) and Puerto Rico, Doral Insurance Agency, LLC (“Doral Insurance Agency”), Doral Recovery, Inc (“Doral Recovery”) and Doral Properties, Inc. (“Doral Properties”). Doral Bank in turn operates three wholly-owned subsidiaries: Doral Mortgage LLC (“Doral Mortgage”), engaged in residential mortgage lending in Puerto Rico, Doral Money, Inc. (“Doral Money”), engaged in commercial and middle market lending primarily in the New York metropolitan area, and Doral Recovery, LLC (“Doral Recovery II”, previously Casa Bella, LLC), an entity formed to dispose of a real estate project of which Doral Bank took possession during 2005 and now holds small commercial real estate loans and certain delinquent residential mortgage loans previously held by Doral Bank. Doral Money consolidates three variable interest entities created for the purpose of entering into collateralized loan arrangements with third parties.

Doral Financial Corporation’s common shares trade on the New York Stock Exchange under the symbol DRL. Additional information about Doral Financial Corporation may be found on the Company’s website at www.doralfinancial.com.

For more information contact:

Investor Relations:

Christopher Poulton, EVP

christopher.poulton@doralfinancial.com

212-329-3794

Media:

Lucienne Gigante

SVP Public Relations & Marketing

lucienne.gigante@doralbank.com

787-474-6298

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